Exhibit 99.2

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EDITED TRANSCRIPT Q2 2018 Big Lots Inc Earnings Call EVENT DATE/TIME: AUGUST 31, 2018 / 12:00PM GMT

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AUGUST 31, 2018 / 12:00PM GMT, Q2 2018 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andrew D. Regrut Big Lots, Inc. - VP of IR
Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer
Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

CONFERENCE CALL PARTICIPANTS
Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - SVP
Daniel Ray Wewer Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst
Joseph Isaac Feldman Telsey Advisory Group LLC - Analyst
Patrick Gerard McKeever MKM Partners LLC, Research Division - MD, Sector Head, & Senior Analyst
Paul Trussell Deutsche Bank AG, Research Division - Research Analyst
Sean Stephen Kras Barclays Bank PLC, Research Division - Research Analyst
Vincent J. Sinisi Morgan Stanley, Research Division - VP

PRESENTATION
Operator

Ladies and gentlemen, welcome to the Big Lots Q2 2018 Earnings Conference Call. This call is being recorded. (Operator Instructions)

At this time, I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andrew D. Regrut Big Lots, Inc. - VP of IR

Thanks, Lauren, and good morning, everyone. Thank you for joining us for our second quarter conference call. With me here today in Columbus are Lisa Bachmann, Executive Vice President, Chief Merchandising and Operating Officer; and Tim Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties that are subject to our safe harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

I will now turn the call over to Lisa for an overview of our results from a merchandising perspective.

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Thank you, Andy, and good morning, everyone. Q2 was a solid quarter for our company from a sales perspective as comps increased 1.6%. This level of performance represented a meaningful sales acceleration coming off of a challenging Q1.

The improvement in trends was consistent with our expectations and led by our Ownable categories of Seasonal and Furniture, along with Soft Home. Seasonal had the best results, up low double digits, which is on top of an 8% increase from Q2 of last year. Congratulations to Michelle, Steve and the entire team for a great job.

As you may recall, unseasonably cool and wet weather in early spring challenged our business in most major markets. But as the weather improved in May and the months that followed, so did the sell-through of our Lawn and Garden and Summer assortments. Jennifer loves our Gazebos, Patio Furniture and Umbrellas and our focus on QBFV or quality, brand, fashion and value has strengthened this Ownable category as a destination when she prepares her outdoor living space.

Seasonal inventories are well positioned for Q3, and we are experiencing some positive early reads on our Fall assortment for Harvest and Halloween. Also, our new assortment in Fireplaces is off to a good start in Furniture.

Speaking of Furniture, we were up mid-single digits in Q2 with sales trends accelerating throughout the quarter and as we moved into August and Q3. Martha, Robert and the entire Furniture team have worked tirelessly to deliver newness and improve our in-stocks of the bestsellers from Q1. Excellent teamwork, and it has us well positioned for the balance of the year.

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AUGUST 31, 2018 / 12:00PM GMT, Q2 2018 Big Lots Inc Earnings Call

All 4 departments, Upholstery, RTA, Casegoods and Mattresses, were positive for Q2. And similar to the commentary on our first quarter call, Furniture sales in the Store of the Future remains very strong as Jennifer is drawn into the department and responds in a big way to the visual decorating solutions created by our vignettes.

Soft Home was also up mid-single digits again this quarter on top of a 5% increase last year with strength in Flooring, Home Décor, Fashion Bedding, Bath and Window. Another good quarter for Kevin and his team who have delivered consistent and impressive long-term growth trends in this high-margin business... positive comps for the last 18 consecutive quarters, easily averaging mid to high single digit comps over that time period.

Food and Consumables were down low single digits, which is consistent with recent trends but not where we believe this business should be relative to the balance of the store. While we continue to see encouraging results in our Store of the Future markets and in certain merchandising initiatives, like our in-line DSD beverages in Food and our nationally branded household cleaning products in Consumables, it has not been enough to change the recent trends.

Our intentional shift over the last several quarters to more of a replenishable, never-out business model is strategically the right move based on Jennifer's feedback. But the consistency and timeliness of our deliveries, including closeouts, could have been better in the quarter. We've aligned our resources and elevated the urgency to address inventory availability in Q3. And we are partnering with our logistics teams and store teams to improve our in-store presentation for Jennifer.

Rounding out the balance of the store, Hard Home and Electronics and Accessories were both down from last year, which was consistent with our internal plan. We continue to downsize these businesses and donate footage to other categories. But the teams remain heavily focused on leveraging edit-to-amplify and SKU optimization to improve the productivity per foot. Toys has responded very well to this strategy and comped up this quarter. Congratulations to our Toy team.

And finally, our e-commerce business had a record quarter in Q2 as nearly every key metric experienced meaningful growth: sales, orders, average order value, conversion and site visits, just to name a few. Congratulations to Steve, Erica and the entire team, who continue to make tremendous progress ramping up this digital platform.

Q2 represents our best quarter to date for this business with the highest level of sales, nearly doubling from the same period last year and the smallest operating loss. Our average order value continues to climb. It was nearly $120 for the quarter, which is 30% higher than last year. And a new fulfillment option for supplier direct fulfillment in non-parcel has driven more online transactions in Furniture and Seasonal. Our site visits are consistently growing, largely due to some recent marketing enhancements Steve and the team have executed. With this level of performance, I would suggest we are no longer crawling but instead moving swiftly and strategically towards our next phase of growth.

From a marketing perspective, we continue to introduce our repositioned brand as a community retailer with the traits of Friendly Service, Trustworthy Value and Community. This is being done through collaborative, cross-functional teams that include members from Marketing, Stores, our DCs and many others in the corporate office. Serve Big, Save Lots is center to our communication, and our in-store presentations feature affordable solutions and coordinated product assortments.

In addition to the brand identity work, we have focused our marketing dollars deeper into digital and social platforms. This supplements our already robust e-mail campaign directed towards our Rewards loyalty customers, all with the goal of targeting Jennifer where she consumes her media, conducts her research for her next purchase, and searches for deals.

This approach dovetails nicely into the great work Nick and the Stores teams have done growing our Rewards signups in-store. In Q2 alone, we added over 0.5 million new Rewards members and now have almost 16 million in our active file. We strongly believe the sales and customer engagement of our Rewards customer base has the enhanced opportunity to drive sales, both brick-and-mortar and online, as we move into the Fall and holiday selling season.

I'll now turn the call over to T.J. for insight on the numbers and our guidance for 2018.

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AUGUST 31, 2018 / 12:00PM GMT, Q2 2018 Big Lots Inc Earnings Call

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Thanks, Lisa, and good morning, everyone. Net sales for the second quarter of fiscal 2018 were $1.222 billion versus the $1.220 billion we reported last year. Comparable store sales for stores opened at least 15 months plus e-commerce sales increased 1.6%, which is on top of a 1.8% increase we reported last year for the second quarter, and in line with our guidance of flat to plus 2%.

As we communicated on our last call, we were confident coming out of May, particularly in Lawn and Garden and Summer, as Jennifer responded positively once warm weather arrived for Spring. And we were confident newness and improved in-stocks in Furniture would accelerate the business. Each of these factors happened. And each of these Ownable categories experienced meaningful acceleration in Q2. In terms of cadence throughout the quarter, comps were up in each of the 3 months with July posting the best result, led by our Seasonal, Furniture and Soft Home categories.

Income for the second quarter was $24.2 million or $0.59 per diluted share, which compares to our guidance of $0.60 to $0.70 per diluted share and to last year's income of $29.1 million or $0.67 per diluted share. The gross margin rate for Q2 was 40.2%, which was down from last year's second quarter rate of 40.4%. As anticipated, a higher markdown rate, principally in Seasonal, was only partially offset by the continued favorability we are experiencing in merchandise mix and lower shrink costs.

Total expense dollars were $457 million and the expense rate of 37.4% was approximately 100 basis points higher than last year's rate with the deleverage coming from investments in our Store of the Future initiatives, reinvestment of tax reform savings in our hourly wage rate, and higher domestic transportation rates and fuel costs.

As we shared at the beginning of the year on our March 8, 2018 earnings call, fiscal 2018 was planned to be a year of meaningful new investments, both in capital and in expense. Most notable from an expense standpoint in Q2 were Store of the Future and tax reform savings being reinvested in our associates through enhanced benefits and a higher average wage rate, which did begin on June 1. These 2 items were on plan and were embedded in our original guidance with an incremental cost of approximately $8 million or 70 basis points.

Expense has trended higher than our previous guidance due to the acceleration of transportation rates and the spike in fuel costs, both of which we incurred during the quarter. When we file our Q in a few days, you will see our total distribution and transportation cost for the quarter were approximately $43 million versus approximately $37 million last year, a $6 million increase versus the $3 million increase we reported in Q1, so roughly a $3 million increase in the run rate from quarter-to-quarter, which our analysis indicates is driven by higher transportation, carrier rates, and higher fuel costs.

A $3 million increase in expense equates to nearly $0.05 a share or $0.05 of impact to the quarter. I'm confident our rates are very competitive and at or below market. And I'm confident Carlos, Mike, and the entire team worked diligently to control what they can control. But we will not be immune to the large market-driven cost pressures you've heard of from retailers like us.

Interest expense was $2.4 million for the quarter compared to $1.6 million last year as higher borrowing rates and a higher, larger average balance during the quarter due to the timing of strategic capital investments in Store of the Future and other planned initiatives, including our ASR, which I'll touch on shortly. The effective income tax rate for Q2 was 24.6% compared to the rate a year ago of 37.7% with the decrease largely the result of federal tax reform legislation.

Moving on to the balance sheet, Inventory ended the second quarter at $854 million compared to $810 million last year. This represents a 6% increase in the average store and is reflective of early Fall receipts and the impact of last year's 53rd week. To further delayer the balance, actual in-store inventory was only up 2% per store or more in line with our sales trends. Our DC inventory, distribution center inventory, was up approximately 24%, highlighting the early Fall receipts and timing associated with the calendar shift.

During Q2, we opened 4 stores and closed 4 stores, leaving us with 1,415 stores and total selling square footage of 31.4 million. Capital expenditures for the second quarter of 2018 were $58 million compared to $31.1 million last year and depreciation expense was $30.5 million, an increase of approximately $1.1 million to last year. Our CapEx increase was planned and is the result of investments in Store of the Future and our new distribution center in Apple Valley, California.

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AUGUST 31, 2018 / 12:00PM GMT, Q2 2018 Big Lots Inc Earnings Call

We ended the second quarter with $58 million of cash and cash equivalents and $325 million of borrowings under our credit facility. This compares to $56 million of cash and cash equivalents and $227 million of borrowings under our credit facility last year. Our use of cash generated by operations was focused on strategic capital expenditures like Store of the Future and returning cash to shareholders.

During the second quarter, we invested $100 million to repurchase 2.4 million shares at an average price of $42.11 per share or approximately 12% below yesterday's closing price. While market price is one measurement, market prices can change with no direct correlation to business performance or trajectory. When evaluating repurchase investment options, we focus on the estimated intrinsic value of our shares and set targets to buy our stock when we believe our shares are trading below this value.

Our activity was completed through our Accelerated Share Repurchase, or ASR, as communicated on June 5, 2018, and fully exhausted our $100 million share repurchase authorization, which was approved by our Board back in March of this year. The combination of share repurchase activity and our quarterly dividend payments represent approximately $127 million returned to shareholders during the first half of fiscal 2018.

As announced in a separate press release earlier today, on August 29, 2018, our Board of Directors declared a quarterly cash dividend of $0.30 per common share. This dividend payment of approximately $12 million is payable on September 28, 2018, to shareholders of record as of the close of business on September 14, 2018.

Also, along the lines of cash utilization and capital structure, I'm pleased to share we have extended our current $700 million 5-year unsecured credit facility. The strength of our credit profile, operations, balance sheet, and cash flow generation enabled us to work collaboratively with our existing bank group to extend the term of the facility by a little over 3 years. The credit facility now covers a 5-year period expiring on August of 2023 and provides us the flexibility to continue to operate and invest in our key strategic initiatives. We sincerely appreciate our bank group and their support of our business and their support of our charitable work through our foundation.

Now turning to forward guidance. For Q3, we expect income of $0.04 per diluted share to a loss of $0.06 per diluted share, which compares to last year's adjusted result of $0.06 per diluted share. At the midpoint, this guidance does assume operating profit dollars are relatively flat to last year, which represents an improvement in trend relative to each of the first 2 quarters of the year.

Our guidance assumes comparable store sales in the range of plus 2% to plus 4%. The gross margin rate for the third quarter is expected to be flat to slightly down compared to last year. And expenses as a percent of sales are expected to be flat to slightly higher than last year.

From an expense standpoint, consistent with Q2, this model assumes the new cost of the Store of the Future and tax reform reinvestment continue and actually total approximately $10 million for the quarter. And I will also share with you that in this model, trends in transportation experienced in Q2 are expected to continue throughout Q3 and for the balance of the year.

For Q4, we're forecasting income to be in the range of $2.90 to $3.00 per diluted share compared to last year's adjusted income of $2.57 per diluted share. This guidance is based on comparable store sales increase in the low single digits. The gross margin rate for the fourth quarter is expected to be higher to last year and expenses as a percent of sales are expected to be slightly higher than last year, again reflecting the new investments mentioned earlier and Q2 trends in transportation carry on into Q4 as well.

In terms of our outlook for the full year, we have updated our estimate for adjusted income to be in the range of $4.40 to $4.55 per diluted share, which compares to adjusted income of $4.45 per diluted share in 2017. The annual guidance is based on a comparable store sales increase of approximately 1% and total sales down slightly to last year. The comp increase is expected to be offset by a lower overall store count. And fiscal 2018 also has 52 weeks versus the 53 weeks that were in fiscal 2017. We believe this level of financial performance will result in cash flow of approximately $100 million to $110 million.

So in summary, while Q2 earnings were lighter than originally anticipated, largely due to certain external cost pressures, there were

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AUGUST 31, 2018 / 12:00PM GMT, Q2 2018 Big Lots Inc Earnings Call

numerous bright spots during the quarter, which leave us optimistic for the fall and holiday season. Starting with sales, trends were encouraging and accelerated throughout Q2 with July being our best month of the quarter. And maybe most important, these sales trends have continued, and August comps are above plan and stronger than July.

Our key Ownable merchandise categories of Furniture and Seasonal were leaders in Q2, and Soft Home continues to outperform the store as well. As we have indicated multiple times, these 3 categories are strategic differentiators and crucial to our long-term sales growth potential.

Next, Store of the Future results continue to be very good with incremental sales lifts of high single to low double digits in most markets completed to date this year as well as continued strength in the Phoenix and Columbus markets completed last year. These lifts continue to be a balance of higher transactions and a bigger basket. This is quite encouraging to us as transaction growth is coming from higher traffic to our stores, an unlock we have been challenged with, along with retail, for quite some time.

The strategic decision to focus the front of the store on Furniture, Seasonal, and Soft Home is paying off big time with these categories still driving nearly 80% of the incremental lift we are experiencing throughout the store. To date this year, we have completed the remodel of approximately 50 stores. And we'll complete another 70 stores during Q3, all before the peak holiday selling period. We firmly believe this initiative at these sales lifts has the potential to drive 0.5 points to a full point of incremental comp as we get to the end of Q3 and move into Q4.

Also with these 3 models, recent and expected new store openings and Blend and Extend, we estimate approximately 200 stores will be in the new Store of the Future format by the all-important holiday selling season. A big thanks to Mike, Nick and the entire team focused on this initiative in addition to all their other responsibilities.

Further supplementing the Store of the Future this past quarter was our marketing relaunch or re-grand opening campaigns in several remodel markets. Congratulations to the Store of the Future teams for the most successful market relaunches to date. Our launch program includes grand opening events, local Philanthropic engagement and celebrating Jennifer. This program elevates our active Jennifers and has been particularly effective at reuniting us with lapsed customers. The win-back is very exciting here, and these learnings can and will be applied to the balance of the year.

Also from a marketing perspective, in a very short period of time, Steve and his team have implemented several new strategies as Lisa mentioned. These strategies demonstrated good results in test mode in Q2 and we believe are one of many factors contributing to our strong start to Q3. Engaging with our best customers in our Big Rewards program with higher frequencies and more relevant messages across our most diversified media mix is clearly keeping our relationship with Jennifer. We are seeing more engagement and more frequent shopping in both brick-and-mortar as well as online.

Personally, I've been with Big Lots over 18 years now. And today, it is clearer than ever for me to see the positive impacts of our marketing efforts and spend. And we're still at the beginning of the beginning. At our core though, our most valuable asset we have and our secret sauce is our team. We're incredibly fortunate at Big Lots to have a very strong culture and a highly collaborative and engaged team.

This was further reinforced recently when we received our annual results of our associate engagement surveys. An independent third party administered the survey once again. And we demonstrated record participation and increasing engagement scores. One of the biggest areas of improvement came from our Stores team, which we believe is a direct result of our Store of the Future initiatives, our reinvestment in higher average wage rate for nearly 2/3 of our associates and our commitment to their communities through philanthropy.

While on the topic of team as we close, we're excited to welcome to the Big Lots team our new CEO and President, Bruce Thorn. I had the opportunity to spend some time with Bruce earlier this week, and it was clear to me he is very excited to join the Big Lots team and is looking forward to getting back to Ohio and joining us here in Columbus.

He was very complementary of the great work that has been started to reposition Big Lots as Jennifer's community retailer. We discussed

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AUGUST 31, 2018 / 12:00PM GMT, Q2 2018 Big Lots Inc Earnings Call

some of his ideas or hypotheses of ways to enhance our strategic efforts both at brick-and-mortar and online. I believe our teams will be encouraged when they meet Bruce, particularly to know we will be focusing on enhancing our strategies, not changing our strategic direction or our mission.

With that, I'll now turn the call back over to Andy.

Andrew D. Regrut Big Lots, Inc. - VP of IR

Thanks, T.J. Lauren, we would now like to open the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) We'll take our first question from Vinnie Sinise with Morgan Stanley.

Vincent J. Sinisi Morgan Stanley, Research Division - VP

Just wanted to ask, it seems like in your comps this quarter, a bit better than expectations. And it seems like kind of what's implied for the second half that, that the better rate is a combo of the marketing campaign and some more of the Store of the Futures kind of coming into the base. So with that as just kind of the backdrop, how do you -- just some thoughts on kind of that versus the kind of the sales versus the margin tradeoff and if there's been any improvement, particularly, I guess, within Furniture and Mattresses, kind of how you view those 2 moving parts, that would be great. And then maybe just as a quick follow-up, just any thoughts on tariffs, and that would also be helpful. We're getting increased questions on that these days.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Let me start with the first part, Vinnie, I'll speak to trends and then kick it over to Lisa for merchandising commentary and tariffs. Trends throughout the quarter, as we mentioned, got better and better and with July being our best month and really August starting off even better than July. I think it's a combination of several factors. You mentioned a couple. But I think at the core, we've got to give our merchants credit for, from an assortment standpoint, the newness that was delivered, and particularly the strong sell-through once weather got better in Seasonal, which again speaks to the assortment in QBFV. But those are things I'm sure Lisa will touch on. The trends throughout the quarter, again you start with merchandising, you get enhanced by some of the marketing efforts, particularly late in the quarter. And Store of the Future was a little less than 0.5 point of comp impact in the quarter. Another factor, a fourth factor if I can throw in, is what Lisa mentioned in her prepared comments about e-commerce doubling their business year-over-year, and that impacts comps. So I think that there were a number of good factors that occurred during the quarter that gained momentum throughout the quarter. And that's really what has continued on into the month of August. Speaking to August for just a second, in addition to those trends, we had a very -- we've had very good early response on some of the promotional efforts, namely our planned Buy More Save More event, which was timely with back-to-campus and back-to-school. And then also the start to Labor Day, we've been very encouraged with our promotional posture there across categories. So a lot of things working in the right direction, Vinnie, which is encouraging for us and led us to our guidance for third quarter to be plus 2% to plus 4%. So I'll turn it over to Lisa on merchandising and tariffs.

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Just as an additional comment, Vinnie, around merchandising. And I think as I mentioned earlier, all 4 of our departments within Furniture comped positive this past quarter. And as we headed further into the quarter, we saw even more favorability in the comp growth. So we talked about newness. And newness is clearly a factor here. And we have even additional products coming into Q3 from a newness perspective. But we're seeing just positive response to all categories, our sectionals that we've introduced. Motion, we're back in stock with some of the bestsellers from Q1 that, unfortunately, we kind of ran out of stock on. And we're very well positioned now going into Q3. I also mentioned Fireplaces. We're seeing some really nice trends early in Fireplaces, which is a really great indication of what's to come for the back half of the year. I could go on and on, Dining, Bedroom, every category is really doing quite well for us. I'll shift on to tariffs. First of all, I'm sure you're hearing that tariffs is a very, very fluid situation right now. And we expect that most retailers, along with ourselves, will have to -- if tariffs go into place, we'll have to pass some of that, those higher costs on from a merchandising standpoint. But we remain very focused on the topic. We're developing contingency plans and various ways for us to combat tariffs should they go into effect. But like I said, it's a very, very fluid situation right now.

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AUGUST 31, 2018 / 12:00PM GMT, Q2 2018 Big Lots Inc Earnings Call

Operator

We'll take our next question from Patrick McKeever with MKM Partners.

Patrick Gerard McKeever MKM Partners LLC, Research Division - MD, Sector Head, & Senior Analyst

Just a question on, T.J., the Store of the Future. I think you've said that the comps were -- the lift was somewhere in the high single digits to even low double digits. I don't think you had said low double digits previously, so was wondering if you could talk to that and if you're seeing a more positive impact as you kind of get more, I don't know, I guess, experience in remodeling the stores and perhaps tweak some of what you're doing. And then just a quick one on the 53rd week and the calendar shift, I was just wondering if that had -- what kind of an impact that had on total sales in the quarter.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Sure. Thanks, Patrick. And you are correct, we really haven't kind of broached the topic of low double digits on Store of the Future all that often or up until now. And I do think it's a number of different factors. First off, we are seeing those kind of lifts in certain of the markets, namely markets like Buffalo and Charlotte, and continued strength in Phoenix, which was -- is about to have its birthday here in September and October. So that's what really gives us the confidence to now say that. And I think it's fair to say that, particularly in some of our markets that are more mature or markets that we haven't touched for an extended period of time, that's where the change is most notable to Jennifer, and she's responding. I think in addition to the work that's done in the store, I think our teams here in the office, including Martha and Michelle and Nick and many, many others looking at the store layouts, they look at each individual store and lay it out by category, and we just continue to get better and better at that based on learnings of the first few markets. So we're finding the layout as we go as well. I think the third factor that we kind of mentioned in the opening comments, too, is when we first started these markets, we just -- we kind of rolled out the ball in play. We didn't necessarily have a comprehensive marketing relaunch program, like Steve and the team are now doing. And that matters. And it matters both in terms of excitement at store and lines outside the store. It matters as we go more personal with Jennifer and how we communicate and tell her about the changes through our digital and social efforts. So I think there are a number of factors at play that suggest that the results are not only solid but getting slightly better with time. Moving on here to the second part of your question, the best way to think about the 53rd week from an inventory standpoint, Patrick, is what I mentioned in the opening comments. So that last week -- the first week of August, which now comes into the last week of July because of the calendar shift, is historically a larger receipt week for us as we start to receive some of our early fall import products as well as some of our Fall sets. So that inventory now moves into second quarter from a receipt standpoint. Easiest way to see that for us is what I mentioned in the prepared remarks. In store, inventories look like they're up 2%. In the distribution center, we've got over 20% more inventory than we had a year ago, easiest way to think about it. In terms of the impact for the quarter on sales, I would suggest that's minimal, if any. So again, what you're comparing is really the first week of August compared to the first week of May last year. And those numbers are, I'll say, in close proximity to each other. So that's not a big swing vote either way. It's important to note though and clarify that our comp store sales are week-to-week compared to the prior year. So the calendar shift doesn't necessarily impact comp sales. But at certain quarters, it could impact total sales. It just doesn't in the second quarter. Does that help?

Patrick Gerard McKeever MKM Partners LLC, Research Division - MD, Sector Head, & Senior Analyst

It does. I'm just -- I'm trying to reconcile the difference between the slightly better-than-expected comps and the slightly lower, at least at it relates to my model and The Street model as well, total sales number. Just wondering what that -- I mean, I know that store count came in a little light with my model anyway. But I mean, it's just a few stores. It shouldn't have much impact.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

That would be the other factor I'd mention would be timing of new stores. And I guess, the difference might be, Patrick, when those stores open, they're not average. There's 2 to 3x average sometimes as they open because of the grand opening activities. So it can make a difference in the model.

Operator

And we'll take our next question from Paul Trussell with Deutsche Bank.

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AUGUST 31, 2018 / 12:00PM GMT, Q2 2018 Big Lots Inc Earnings Call

Paul Trussell Deutsche Bank AG, Research Division - Research Analyst

Actually, I want to pick up on Patrick's line of questioning there around 2Q results. So just to be clear, T.J., should we be attributing the EPS miss in 2Q entirely to higher transportation costs as it sounds like the labor and Store of the Future investments were already part of the plan? If there's any other additional clarity that you can provide on what drove that miss versus your original view, that would be helpful. And also on the transportation front, what is the impact that, that made to the full year guidance, the updated view?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes, Paul, great question. And that's what we're trying to articulate in the opening commentary. If you look at our total distribution and transportation costs year-over-year, are up $6 million to last year. They were up $3 million to last year in the first quarter, so an acceleration in terms of the growth over the prior year. Actually, in the LY number, distribution and transportation costs went down from first quarter to second quarter. This year, they were relatively flat. So again, we provided all that information in the Q. You'll be able to see it when it comes out in a couple of days. And again, the importance of mentioning that, you've followed us for a while. So you know that we don't normally zero down into individual line items like this. But when you've got a $3 million variance in trend and you've got a shrinking share count and a lower tax rate, these things add up quickly. It was $0.05 to the quarter. $0.05 on our $0.59, we're at $0.64, more in the middle of the range. So it does matter. We've tried to reflect these higher transportation rates we experienced in Q2 into our forecast for Q3 and Q4. And it's probably a similar number in terms of rate of increase based on how we would have originally planned the year. We planned for an increase, but we're seeing increases at a higher rate than we planned. In the second quarter alone, we saw some of our one-way rates go up to increases of 15% to 20% to 25% compared to last year, depending on the lanes or the markets that we're in. Those things matter. Again, it's not an excuse. But as you've followed us for a while, you've heard us talk about some of the Ws that we can't control. And unfortunately, the world or transportation challenges, which I'm assuming you're hearing from every other retailer, which is something we read in the scripts in other releases, we're not going to be able to avoid those costs. We're working real hard in the rest of the expense base to try to offset some of that. But what we've decided as a management team and in support with the board is what we don't want to do, Paul, is make, I'll say, arbitrary cuts or take away from the investments that we know are working in things like Store of the Future and in things like wage rate with our associates and engagements. So that's the best answer I can -- the best information I can give you. That's the information we're looking at and that's where it's leading us.

Paul Trussell Deutsche Bank AG, Research Division - Research Analyst

Got it. Okay, that is helpful. So I'm certainly impressed with the improvement in comp trend throughout the quarter and into August. I just want to circle back, high level, on a few of the points you brought up. If you can provide just a little bit more color on -- you mentioned the Rewards program and the customer response to becoming that community store. If you can just elaborate on what you're seeing there. You also mentioned digital doubled. Just if you could talk about any additional SKUs added or marketing that's helping push that business. And then just lastly, as a part of the comp conversation, we had previously spoken about Mattresses, in particular, being a very promotional item across the industry. How specifically was your Mattress business in the quarter?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Okay. I think I got all those. I'll start and then kick it over to Lisa on digital or what we call e-com and Mattresses. But I guess, from a -- starting off from a marketing perspective, I guess, I would think about it this way in we've learned a whole lot in the last year or 18 months, and particularly the last 6 months that Steve has been with us. And as I think about it this way, Paul, I think our approach to the Rewards program up until the last 3 or 4 months has been primarily to communicate to Jennifer through our Rewards program and through that, through our e-mail program, so specifically e-mail, addressing our Rewards customer base. What we've started to do is find those same Jennifers that are part of our Rewards program, find them in different places out there in the digital world, whether it be on YouTube, whether it be on Pandora, whether it be on DIRECTV, a number of different ways that we can find Jennifer out on the Internet other than just through our e-mail program. So I think that has been a very key learning for the business in the last 6 months. We've tested against that theory and it's proven to be very successful. So we are doing more of it. We'll get even more aggressive as the back half of the year unfolds. And in particular, it's allowed us to go directly to Jennifer in all of these different forms of media mix in our Store of the Future market to better communicate the changes that we've made in the store and to encourage her to try us again. So it's allowing us to really try to find Jennifer where she consumes her media, which is what Lisa said in the opening remarks, rather than just

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AUGUST 31, 2018 / 12:00PM GMT, Q2 2018 Big Lots Inc Earnings Call

try to rely on her to open the e-mail that we sent to her. So from a marketing perspective, big learn, we're just sorting more of our marketing spend in terms of dollars towards it as we move into the back of the year. I think the second part of your question were more on the e-com and what drove those increases in Mattresses.

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Okay. Thanks, T.J. I'll pick up on the e-com conversation. As I stated in the earlier remarks, we saw improvement across the board in sales, in orders, visits to the site and conversion. So all indicators are positive from how Jennifer is responding and coming to our site. From a category standpoint, again it continues to be driven by our Ownable categories. So there's Seasonal, Furniture and Soft Home. So again, the growth there really was across those categories. From a SKU count standpoint, as we entered into the second quarter, we did add what we call extended aisle product to our supplier direct fulfillment. As they were still at the beginning of that initiative, we have more suppliers bring online but saw very positive results with that SDF business for us. The other thing worth noting, too, is we tested non-parcel, which is our ability to deliver direct to home products that's over 150 pounds. So that's opened the door for us to be able to expand upon again more of the Ownable categories of outdoor furniture and indoor furniture. And that was very positive as well. So again, we're really excited about the results and what that can do for us for the back half of the year. Shifting on to Mattresses, first of all, the Mattresses in the second quarter followed the same trends that I talked about in the total Furniture department, continued to improve throughout the quarter with July being the strongest. And as we're heading into August, the trends are even better. You're correct, Labor Day is a strong promotional posture. And we feel very good about where we're positioned and the performance that we've seen week-to-date, including some of the new financing offers that we have for Jennifer as well. So it's definitely -- I think that the team has done an awesome job in well preparing us for the Labor Day promotion for Jennifer.

Operator

And we'll take our next question from Dan Wewer with Raymond James.

Daniel Ray Wewer Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst

T.J., I wanted to ask about what your comments about the Phoenix and Columbus and anniversarying the Store of the Future launch. Initially, it sounded as if Store of the Future provides that initial lift of around 10%. But then the growth goes back to the company average in the second year. Are you now thinking that in the second year, Store of the Future that they would grow faster than the company comp average?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

That's a great question, and we're going to learn that and start to learn that in the third quarter as Phoenix and Columbus have their birthdays here with Store of the Future and their remodel. Our original financial model did assume a lift and then perform in line with company average as you mentioned. I think our goal and our expectation that we're working towards is that's not good enough. I think with what we've learned over the past few months and what we've been able to accomplish in going deeper from a marketing perspective and the continued strength and positive response from newness in merchandising, along with learnings of just trying to make sure that we've got the stores appropriately inventoried to respond to the lifts, I think there's been a significant amount of learnings, Dan, that ought to lead us to setting a higher expectation for those markets in year 2. Again, we talk about this with the Stores teams as we go out and meet with them before they launch their Store of the Future remodel that we have very, very high expectations, so -- and the teams are incredibly supportive and incredibly excited. So I think you captured it right. That was the original expectation, Dan, that in year 2, they comp in line. I think as we learn more in a number of different areas, we ought to expect more. We've gotten better at it over the past few months. We just have the operations teams and the merchandising of those stores, and again the work with the layouts, has just gotten better as the program is going on. So we ought to have a little higher expectations in year 2.

Daniel Ray Wewer Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst

Yes. Plus it takes a while for customer awareness to build about the store changing. A second question I had is on buyback plans. You did remind us that you've exhausted the share buyback. Are you contemplating adding a new buyback? Or does the company think we need to wait until the new CEO arrives before going down that path?

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AUGUST 31, 2018 / 12:00PM GMT, Q2 2018 Big Lots Inc Earnings Call

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

We haven't contemplated anything new, Dan. And that's not something that in early conversations with Bruce, we even touched on. So I wouldn't -- I mean, we haven't announced anything, so I wouldn't expect anything.

Daniel Ray Wewer Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst

Okay. Then just the last question, just kind of following back up on what Patrick was asking about earlier on revenues coming in below expectations. We're getting several questions on that this morning. It looks like that also contributed some to the EPS shortfall. Can you remind us how the revenues, not the comps, but the revenue is compared to your internal plan? Perhaps there's just a miscommunication between the guidance and what the sell side and the buy side were hearing.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes, we didn't provide a sales range. We provided a comp range. So the best thing I can say again is what I covered with Patrick. The comp plus e-commerce and then a lower store count and lower numbers of new stores is the best answer that we can give right now in terms of the sales dollars.

Operator

We'll take our next question from Sean Kras with Barclays.

Sean Stephen Kras Barclays Bank PLC, Research Division - Research Analyst

So going back, just talking about the cadence of comps, obviously very strong in the second quarter, improving in July and then obviously, August, very strong as well. Clearly, there's a lot going on that's driving the stronger results between marketing and merchandising. But I guess, my question is do you think that a stronger consumer is also somewhat of a tailwind here?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

I would tend to agree with you, Sean. Again, if we're listing them out, we could probably come up with 5 or 6 different factors. And I would include that as one of them. I think the response in what's been reported is just too broad from Q2 and also from any early indication for Q3. I think the response across retail is too broad for it not to have something to do with a more confident consumer and maybe even a more confident, I'll say, lower to moderate income consumer. So I would agree with you. We shouldn't take all of the credit.

Sean Stephen Kras Barclays Bank PLC, Research Division - Research Analyst

I think you should take a lot of it. That's fair. Okay. And then just on the Store of the Future remodels, obviously seeing very good results there. And I know you've spoken in the past about potentially accelerating those for next year. So I guess, maybe if you can give us a little bit of an update on the feasibility of doing that. Do you think you can maybe accelerate those a little more than what you had thought in 2019?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes, we touched on this briefly on the last call. And we had a lot of dialogue on this topic with our Board earlier this week. I guess, I would think about it this way. We did 120, or we will have done 120 stores this year in markets. So market remodels of 120. When we originally talked about this at our investor conference last year, we had estimated about 150 stores for next year for 2019. Currently, after discussions with the Board and looking at things internally in terms of what we can accomplish, we're currently planning to remodel over 200 stores next year. So we have increased the rate of remodel in our thoughts and in our plans for 2019 as we start to work on it. So we are responding. Going from 120 stores this year to over 200 stores next year is a big undertaking on the part of the teams. But I think everybody is more than up for the challenge. And plus the Board is excited about it, if not more so, than anybody else seeing these kinds of lifts. So we're highly motivated to get to as much of the chain as we can.

Operator

We'll take our next question from Joe Feldman with Telsey Advisory Group.

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AUGUST 31, 2018 / 12:00PM GMT, Q2 2018 Big Lots Inc Earnings Call

Joseph Isaac Feldman Telsey Advisory Group LLC - Analyst

Wanted to go back to the question on the freight again or distribution and transportation costs. Are there things that you can do, T.J., to mitigate some of the pressures that you're seeing there? And what are those things? And then also are you seeing more the pressure because of the fuel price going up? Or is it because of rates, drivers? And does any of this have to do with the fact that your e-commerce business was so good, so your freight costs have gone up a little bit?

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Great question. I think taking the last part first, what we're talking about in SG&A is not e-commerce-related. That actually rolls into the margin for e-commerce, gross margin and not in SG&A, so -- but the first part of your question, I think there are 2 or 3 different factors to consider, Joe. I think, first off, it is true. We do deliver, I'll say, more bigger, bulkier product than maybe some of our other competitors, particularly if you think about Furniture and Seasonal and some of that higher cube product. So it does present maybe a little more challenge for us in terms of keeping up the trailers and how many trailers we ultimately have to deliver to the store to do the volume. So that's one consideration. I also think there are a number of things we tried to do to offset some of these costs, like having multiple stores on the same trailer and having the drivers make multiple stops as an example, in terms of really looking at how we flow product and making sure we're as timely as we can be versus maybe overstocking stores. Also from a transportation standpoint, we competitively benchmark our rates on a fairly regular basis. So again, I'm confident we're doing what we can to be at market or maybe even slightly better. It's just, for this period in time we're in, we understand that at any given time, there's 6, 7, 8, 9 different choices that a driver can make in terms of which freight they're going to take. That's how robust it is out there right now and that's how competitive it is to get good transportation. So we're doing the best we can to offset as much of it as we can. I'm confident of that. But again, I think it's really important, I'll come back to, we want to make sure that we continue to invest in the business and those initiatives that are working and not try to offset some kind of external pressure through initiatives that again we know are working and are more long term and reaching than a quarter or 2 on rates.

Joseph Isaac Feldman Telsey Advisory Group LLC - Analyst

Got it. And then if I could follow up on the Toy category, it seems like you guys may have expanded a little bit online. I'm wondering, two-part question, what you're thinking for holidays with regard to Toys and how big you might go there? And then the other part of it is on the store side with Toys"R"Us going out, it looks like you guys may have taken a few of those leases. And maybe you could share what your thought was on that and maybe when we'll see those stores if they'll just be replacement stores or incremental new stores.

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Okay, I'll take the first part on the Toys from a merchandising standpoint. Consistent with our strategy, we will be expanding our footage in our Toy department just in the coming weeks. So we will double the space that we currently have to expand upon the product offering for holiday, including also within the drive aisles. And as I talked about it, we saw positive comps in the second quarter. And we believe that, that should continue into the back half as well. And I think we're also looking at opportunistic purchases and we're open for those opportunities. In fact, we've already seen a few of those, which has helped to fuel some of this growth. So we remain really optimistic about Toys for the back half of the year.

Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes, and a secondary benefit, Joe, as you mentioned, is the opportunity in real estate. So we've picked up, I believe the number is, 8 stores in the last 2 or 3 months as potential new stores later this year or on into early next year. Many of those, most of those are stores that would not be relocations but instead be new stores in existing markets. So that's new store volume, not relocation volume. So that's encouraging. And also maybe the most important point is it's allowed us the opportunity to be appropriately sized in these new stores at about 35,000 square feet or maybe slightly more so that we can really fully accentuate the size and opportunity of Furniture and Seasonal and Soft Home at the front of the store. So there's a lot of really nice benefits to this opportunity. We're continuing to look at a large number of stores that are still out there and have not been taken through the auction process or the bid processes. So we actually think this opportunity has legs for maybe a year or 2 in terms of how long it takes to really negotiate through all these with landlords.

Operator

And we'll take our final question from Anthony Chukumba with Loop Capital Markets.

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AUGUST 31, 2018 / 12:00PM GMT, Q2 2018 Big Lots Inc Earnings Call

Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - SVP

Just wanted to follow up a little bit on Joe's question. So Lisa, you mentioned that you're planning to double your Toy square footage for holiday. Is that typical? Or are you increasing it more than you normally would because of the Toys"R"Us bankruptcy and the opportunity that's created?

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Yes, Anthony, it is part of our original strategy. When we head into the holiday season, we definitely dedicate more space to Toys. But as I said, as we open up for opportunistic purchases, we can very easily select our space within our drive aisles. And as we see the trends continuing to improve, that very much may be an opportunity for us.

Andrew D. Regrut Big Lots, Inc. - VP of IR

Okay, thank you, everyone. Lauren, would you please close the call with the replay instructions?

Operator

Ladies and gentlemen, a replay of this call will be available to you by 12 noon Eastern today. The replay will end at 11:59 p.m. Eastern on Friday, September 14, 2018. You can access the replay by dialing toll-free U.S.A. and Canada, 1 (888) 203-1112 and enter replay passcode 3966855 followed by the # sign. International, 1 (719) 457-0820 and entering replay passcode followed by the # sign. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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